Exhibit 99.1

PostRock Receives Notice of Default

OKLAHOMA CITY -- Mar.  14, 2016 -- PostRock Energy Corporation (OTC PINK:PSTR) (“PostRock”) announced that it has received written notice from the Administrative Agent of the Third Amended and Restated Credit Agreement originally dated December 20, 2012 (the “Credit Agreement”), that the lenders have accelerated the balance of PostRock’s indebtedness and that the entire outstanding principal balance and all interest accrued thereon is immediately due and payable.

PostRock continues to analyze various alternative methods to monetize its assets.

PostRock believes that the aggregate proceeds from any such transaction will be substantially less than the amount required to repay in full its indebtedness and that its stockholders will lose their entire investment.

PostRock is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma. PostRock owns and operates over 2,500 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Company Contact:

Casey E. Bigelow

CAO, Secretary & Treasurer

cbigelow@pstr.com

(405) 702-7435